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                                                                   EXHIBIT 10.bf

                              EMPLOYMENT AGREEMENT

SBS Technologies, Inc. ("Company") and Grahame Rance ("Employee") agree, effective March 9, 2001:

1. EMPLOYMENT. Company employs Employee for the period beginning on the date of this Employment Agreement as set forth below, and ending six years from its date or upon discharge or resignation of Employee in accordance with the terms of this Agreement (the "Employment Period"). During the Employment Period, Employee will serve in the position of President and Chief Executive Officer of Company or other management position as determined by the Company. Employee will devote sufficient time and energies to the business of Company to accomplish the duties assigned, will perform to the best of Employee's ability all duties assigned to Employee by Company and will devote Employee's best efforts to advance the interests of Company. Employee will have the power and authority determined by Company.

2. COMPENSATION. For all services performed by Employee for Company during the Employment Period, Company will pay Employee the salary and benefits set forth on Appendix "A". Employee will be entitled to participate in employee benefit programs established by Company and applicable to all full-time employees. Employee will be entitled to vacation, national holidays and paid sick leave in accordance with Company policy and Appendix A. During vacation, national holidays, and paid sick leave, Employee will receive Employee's usual compensation.

3. REIMBURSEMENT OF EXPENSES. Company recognizes that Employee, in performing Employee's duties hereunder, may be required to spend sums of money in connection with those duties for the benefit of Company. Employee may present to Company an itemized voucher listing expenses paid by Employee in the performance of Employee's duties on behalf of Company, and on presentation of the itemized voucher, Company will reimburse Employee for all reasonable expenses itemized, including but not limited to, travel, meals, lodging, entertainment, and promotion with respect to all activities approved in advance by Company. Employee may receive advances from Company for anticipated expenses. Employee agrees that the amount by which an advance exceeds actual expenses ("Amount") will be promptly refunded to Company upon determination by Company that it is due, that the Amount may be deducted from any payments of any nature (including without limitation salary) owed by Company to employee, and that the Amount will constitute a debt from Employee to Company, enforceable by Company in all respects as if

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     Employee had executed a promissory note or other instrument acknowledging the debt, bearing interest at a rate of 10% per year from the date repayment is due, and payable in full on demand without set-off or deduction.

4. SICK LEAVE AND DISABILITY. Employee will be entitled to sick leave for the number of days determined by Company ("Sick Leave"). Employee will be considered to be disabled during any period in excess of Sick Leave during which Employee is unable to work because of illness or incapacity ("Disability Period").Employee will be entitled to receive Employee's full salary during Sick Leave and will be deemed to be on leave, without pay, during the Disability Period. If Employee is unable to work for a period in excess of 90 days, Employee, at the discretion of the Board of Directors of company, will be considered to have resigned. In no event will Employee be entitled to payment or other compensation for unused Sick Leave or Disability Period, unless required by law or otherwise provided in a policy or employment manual adopted by Company.

5. RESIGNATION AND DISCHARGE. Employee may resign or be discharged pursuant to the terms of this paragraph. If Employee (i) resigns, Employee must give 30 days' notice to Company; (ii) is discharged for cause (as later defined), Company may discharge Employee immediately, without notice; or (iii) is discharged not for cause, Company must give 30 days' notice to Employee. If Employee is discharged not for cause, Employee will be paid severance pay equal to six months' base pay in effect at the time of termination and payable either in one lump sum or in monthly installments, at the option of Employee.

     For purposes of this paragraph, "for cause" means that during the Employment Period, Employee, unless otherwise provided by Company policy or Company employment manual, (a) is reasonably believed by Company (i) to have failed to comply with any law, regulation or policy, including without limitation securities or employment or non-discrimination or similar laws, regulations or policies, and that failure causes a significant financial, regulatory, operational or public perception detriment to Company, (ii) to abuse, as determined by the Company, alcohol or to use drugs, (other than as prescribed by Employee's physician), or (b) refuses to submit to testing for alcohol or drugs, or (c) is reasonably believed by Company to have committed or is charged with any felony or misdemeanor involving moral turpitude, or (d) through willful neglect, gross negligence, or malfeasance causes a significant financial, regulatory, operational or public perception detriment to Company. A determination by the Board of Directors that Employee has

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     failed to perform Employee's responsibilities to the satisfaction of the
     Board of Directors, without one or more of the other elements set out in this paragraph, is not "for cause".

6.   COMPETITION AND CONFIDENTIAL INFORMATION RESTRICTIONS.

     A. COMPETITION RESTRICTIONS. Employee may not during the Employment Period, and for a period of two years following the termination of the Employment Period, anywhere in the United States, directly or indirectly, own, manage, operate, invest in, control, be employed by, participate in, be a financial sponsor of, or be connected in any manner with the ownership, management, operation or control of any business that competes with a business conducted by Company at any time during the Employment Period or which Employee knows, during the Employment Period, that Company intends to conduct. Employee acknowledges that this restriction is necessary for Company's welfare and protection in light of the responsibilities assigned to Employee and Employee's status in Company, that Employee is fully and adequately compensated for this restriction.

     B. CONFIDENTIAL INFORMATION. Employee acknowledges and recognizes that Employee is, or will be, employed by Company in a confidential relationship and may receive and have access to the confidential business information, customer names, contracts and other customer data, business methods, techniques and trade secrets of Company ("Confidential Information"). Employee may develop ideas, conceptions, inventions, processes, methods, products and improvements; and Employee may receive disclosures of ideas, conceptions, inventions, processes, methods, products and improvements made by other employees of Company ("Company Inventions"). Employee may participate with Company in improving and developing Confidential Information and Company Inventions. Confidential Information and Company Inventions developed on behalf of Company are neither commonly known nor readily accessible to others and are used by Company in its business to obtain a competitive advantage over Company's competitors who do not know or use the Confidential Information or Company Inventions. Protection of the Confidential Information and Company Inventions against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Employee agrees that Employee will not, at any time, during or after the Employment Period, make any independent use of, or disclose to any other

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          person or organization, except as authorized by Company in writing, any Confidential Information or Company Inventions. Upon termination of the Employment Period for any reason, Employee shall promptly deliver to Company all drawings, manuals, letters, notes, notebooks, reports, customer lists, customer data, mailing lists, and all other materials and records of any kinds, and all copies thereof, that may be in the possession of, or under the control of, Employee pertaining to Company's business including any that contain any Confidential Information or Company Invention.

     C. BUSINESS RELATIONSHIPS. Employee acknowledges Company's efforts to establish valuable business relationships with its clients, customers and suppliers. Employee recognizes that Company has invested resources in the training and the professional development of Employee, and Employee further recognizes Employee's responsibility to the Company when Company entrusts Employee with Confidential Information. In view of Company's efforts, Employee agrees that unless Company authorizes Employee to do so in writing, Employee will not, for a period of one year after termination of employment with Company, solicit the purchase of products or services directly competing with products and services of Company from any person, corporation, business organization or enterprise which: (i) has made any purchase of products or services from Company within the two years immediately preceding termination of former Employee's employment ("Customer"); or
          (ii) has been contacted by Employee during the last 12 months of Employee's employment for the purpose of securing the purchase of products or services from Company ("Prospective Customer").

     D. NON-SOLICITATION OF EMPLOYEES. Employee is aware that Company has a significant investment in its employees. For a period of twelve months after termination for any reason of Employee's employment, neither Employee nor any person or entity by whom Employee may be employed or of which Employee may be an officer, director, partner, trustee or control person, will directly or indirectly employ or solicit to employ, or otherwise retain or solicit to retain, any person employed by Company as of the date of Employee's termination of employment or during the twelve month period thereafter, unless that person has been terminated by Company without cause (as determined in good faith by Company) before the time of the solicitation, employment or retention.

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     E.   REMEDIES. Employee and Company recognize that irreparable injury may result to Company in the event of breach or threatened breach of this paragraph of this Agreement by Employee. If Employee commits a breach or threatens to commit a breach of any of the provisions of this paragraph, Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this paragraph specifically enforced by any court having equity jurisdiction, together with an accounting therefor, Employee having specifically acknowledged that any such breach or threatened breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company.

7. INVALIDITY. If any provision of this Employment Agreement is later construed to be unenforceable or invalid, the remaining provisions shall not be affected but shall continue in full effect. If any term of this Employment Agreement is found to be unenforceable or invalid by any court having jurisdiction, that court shall have the power to reduce or revise the term and the paragraph(s) shall then be fully enforceable.

8. ASSIGNMENT. Employee acknowledges that Employee's services are unique and personal. Accordingly, Employee may not assign Employee's rights or delegate Employee's duties or obligations under this Agreement. The Employer's rights and obligations shall inure to the benefit of and shall be binding upon Employer's successor and assigns.

9. PERSONNEL POLICIES. Company's written personnel policies apply to all of Company's employees, including Employee, and describe additional terms and conditions of employment of Employee. Those terms and conditions, as Company may be revise them from time to time, are incorporated by reference into this Employment Agreement. Company reserves the right to revise the personnel policies from time to time, as Company deems necessary. If any personnel policy provision conflicts with a provision of this Employment Agreement, the terms of this Employment Agreement shall govern.

10. ALCOHOL AND DRUG TESTING. Employee agrees to comply with and submit to any Company program or policy for testing for alcohol abuse or use of drugs and, in the absence of such a program or policy, to submit to such testing as may be required by Company and administered in accordance with applicable law and regulations.

11. BINDING EFFECT. This Employment Agreement constitutes the entire understanding of the parties, may be modified only in writing, is governed

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     by laws of California, and will bind and inure to the benefit of Employee and Employee's personal representative and Company and Company's successors and assigns.

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DATED: May 21, 2001.


                                       COMPANY:

                                       SBS TECHNOLOGIES, INC.

                                       BY: /s/ CHRISTOPHER J. AMENSON
                                          --------------------------------------
                                       ITS: Chairman of the Board
                                           -------------------------------------

                                       EMPLOYEE:

                                       /s/ GRAHAME E. RANCE
                                       -----------------------------------------
                                       GRAHAME E. RANCE

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                                   APPENDIX A
                                       TO
                              EMPLOYMENT AGREEMENT

                                  GRAHAME RANCE
                                    EMPLOYEE

POSITION: President and Chief Executive Officer of Company, reporting directly to the Board of Directors. In addition, Employee will be appointed to the Board of Directors to serve until the next annual meeting of shareholders.

COMPENSATION: $500,000 base salary, plus participation in SBS Management Incentive Plan as described below.

BENEFITS:

Standard Employee
Benefits:                              Medical insurance
                                       Dental insurance
                                       Life Insurance
                                       Long and short-term disability insurance
                                       Ten holidays per year
                                       Sick leave

Optional Benefits:                     401(k) Plan
                                       Flexible Spending Account Program
                                       Supplemental Life Insurance

All Standard and Optional Benefits will be as provided by Company to employees generally, and are subject to modification from time to time by Company.

Additional Benefits:                   Four weeks paid vacation per year
                                       Immediate, full vesting under any
                                          employee plans in effect at signing
                                          that require vesting
                                       Privileges of a corporate golf membership
                                          at a club in the Carlsbad area

SIGNING BENEFITS:

Company will provide the following signing benefits to Employee, to attract and retain Employee and to further align Employee's interests with those of Company:

Stock Option Grant: Nonqualified stock options for 300,000 shares of common stock, with exercise, termination and other terms as provided in an Option Agreement ("Option

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Agreement") and the 1993 Director and Stock Option Plan under which it is issued, including the following:

     The Options will vest in five installments of 60,000 each, vesting as follows:

             60,000            March 9, 2002
             60,000            March 9, 2003
             60,000            March 9, 2004
             60,000            March 9, 2005
             60,000            March 9, 2006

The Options will terminate ten years from the date of grant, and the exercise price for the options will be the Nasdaq closing price on March 8, 2001.

Costs due previous employer: A pretax cash bonus of $200,000 to assist Employee in repayment of costs due to Employee's immediate past employer.

Additional compensation: Pretax compensation of $2.4 million, payable in at least 30,000, but not more than 50,000, restricted SBS shares (under the 2000 Long-Term Equity Incentive Plan), a loan, and other elements, all to be structured by agreement of Company and Employee in consultation with Company's compensation consultant. Removal of restrictions on restricted shares, and forgiveness of the loan, will occur in six equal annual installments, beginning on March 9, 2002. If Employee is discharged not for cause (as defined in this Agreement), restrictions on restricted stock awarded to Employee pursuant to this Employment Agreement which are to be removed on the next anniversary date will be automatically removed, and the next installment of the loan will forgiven. Any remaining restricted stock will be returned to Company, and any remaining loan balance will be repaid to Company, and Company will have no further liability to Employee with respect to them. The award of the restricted shares will be in accordance with and subject to the terms and conditions of the 2000 Long-Term Equity Incentive Plan. If during any time before March 9, 2007, Company is acquired by or merged into another entity so that the other entity becomes the parent of Company or is the surviving entity, the restrictions not previously removed on any restricted stock will be removed, and the outstanding unpaid balance on the note will be forgiven, effective immediately before the effective time of the acquisition or merger.

Moving Expenses: Company will pay moving expenses in accordance with its current moving policy for Employee's move from Employee's current residence in Cupertino, California, to Carlsbad, California. Company will give Employee a short-term loan in the amount of the equity in Employee's Cupertino house, secured by a second mortgage on the Cupertino house and repayable upon sale of that house. Beginning upon Employee's purchase of a house in Carlsbad and continuing until Employee sells Employee's Cupertino house, Company will reimburse Employee for the cost of maintaining Employee's Cupertino house, including, for instance, the monthly mortgage payment, normal maintenance, utilities, taxes, and insurance.

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Employee will participate in the SBS MIP programs for Fiscal Years during
Employee's employment, upon such terms and conditions as determined by SBS Board of Directors, in its sole discretion, and if MIP programs are authorized by SBS Board of Directors.

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